SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.  __)

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Filed by a Party other than the Registrant	☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule 14a-12

GERMAN AMERICAN BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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GERMAN AMERICAN BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 19, 2011

We are pleased to notify you that we will hold the 2011 annual meeting of our shareholders on Thursday, May 19, 2011, at 6:30 P.M., Eastern Time, at the Huntingburg Event Center, 200 E 14th Street, Huntingburg, Indiana, for the following purposes:

1.	to elect three directors, each to serve until the 2014 annual meeting of shareholders;

2.	to consider approval of a proposal to amend the Company’s Articles of Incorporation to increase the number of our authorized common shares from 20 million to 30 million;

3.	to approve on an advisory basis the compensation of our executive officers who are named in the compensation disclosures in the accompanying Proxy Statement;

4.	to advise on the frequency of the advisory vote on executive compensation;

5.	to approve, on an advisory basis, the appointment of Crowe Horwath LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011; and

6.	to transact such other business as may properly come before the meeting.

Our Board of Directors has established the close of business on March 10, 2011 as the "record date" for this annual meeting.  This means that you are entitled to vote at this meeting (in person or by legally-appointed proxy) if our stock records show that you owned our Common Shares at that time.

We invite you to attend this annual meeting in person.  Even if you plan to attend, please complete, sign and date the accompanying proxy and return it to our agent promptly in the enclosed postage-paid envelope - or, vote by Internet or by telephone by following the instructions in the accompanying Proxy Statement.

GERMAN AMERICAN BANCORP, INC.

KENNETH L. SENDELWECK Secretary

April 1, 2011
Jasper, Indiana

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS OF
GERMAN AMERICAN BANCORP, INC.

to be held May 19, 2011

INTRODUCTION

The Board of Directors of German American Bancorp, Inc. is soliciting proxies from shareholders for its use at the 2011 annual meeting of shareholders, and at any adjournment or adjournments of that meeting.  The annual meeting is scheduled to be held on Thursday, May 19, 2011, at 6:30 P.M., Eastern Time, at the Huntingburg Event Center, 200 E 14th Street, Huntingburg, Indiana.

To improve readability, German American Bancorp, Inc., which has prepared this proxy statement, will sometimes speak in this document in the first person (using words such as “we” or “our” or “us”) and will address its shareholders using second-person words (such as “you” or “your”).  We will also sometimes refer to German American Bancorp, Inc., as “the Company.”  References to the Board of Directors of the Company in this proxy statement will usually be shortened to “our Board.”

We are mailing this proxy statement, together with our 2010 annual report (Form 10-K), a proxy card and an invitation to attend our annual meeting, to our shareholders on or about April 1, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 19, 2011:

This Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, are available free of charge at www.edocumentview.com/GABC.

INFORMATION ABOUT THE MEETING AND VOTING

Purposes of the Meeting

The purposes of the annual meeting are:

1.	To elect three directors, each to serve until the 2014 annual meeting;

2.	To consider approval of a proposal to amend the Company’s Articles of Incorporation to increase the number of our authorized common shares from 20 million to 30 million;

3.	To approve on an advisory basis the compensation of our executive officers who are named in the compensation disclosures in the accompanying Proxy Statement;

4.	To advise on the frequency of the advisory vote on executive compensation;

5.	To approve, on an advisory basis, the appointment of Crowe Horwath LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011; and

6.	To transact such other business as may properly come before the meeting.

Shareholders Entitled to Vote at the Meeting

Our Board has established the close of business on March 10, 2011 as the "record date" for this annual meeting.  This means that you are entitled to vote at this meeting (and any adjournments) if our records show that you owned our Common Shares at that time.  As of this record date, 12,556,378 of our common shares were issued and outstanding, held by approximately 3,600 shareholders of record.  Each issued and outstanding Common Share as of the record date is entitled to one vote on each matter properly to come before the annual meeting and can be voted only if the record owner of that share, determined as of the record date, is present in person at the meeting or represented by proxy.

Voting Shares By Proxy That You Hold In Your Name

You have three choices:

•
VOTE BY INTERNET - www.envisionreports.com/GABC.  Use the Internet to transmit your voting instructions up until 1:00 A.M. Central Time on May 19, 2011.  Have your proxy card in hand when you access the web site.  Follow the steps outlined on the secured website.

•
VOTE BY PHONE - 1-800-652-VOTE (8683).  Call toll free within the United States, Canada, and Puerto Rico any time on a touch tone telephone up until 1:00 A.M.  Central Time on May 19, 2011.  There is NO CHARGE to you for the call.  Have your proxy card in hand when you call.  Follow the instructions provided by the recorded message.

•
VOTE BY MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or mail it to Proxy Services, c/o Computershare Investor Services, P O Box 43102, Providence, RI 02940-5068.

Voting Shares That You Hold in Brokerage or Similar Accounts

Many shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name.  If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner, and you therefore have no direct vote on any matter to come before the annual meeting.  Your broker, bank, or nominee will send you voting instructions for you to use in directing the broker, bank or nominee in how to vote your shares.  Your broker, bank or nominee may allow you to deliver your voting instructions via the telephone or the Internet.

If you hold your shares through a broker and you do not timely provide your broker with specific instructions on how to vote your shares, your broker will not be authorized to cast a vote on your behalf on Proposals 1 through 4 but will be authorized to cast a vote on your behalf, in its discretion, on Proposal 5.  In such cases, a “broker non-vote” may be entered with respect to your shares on Proposals 1 through 4 to reflect that your broker was present with respect to your shares at the meeting but was not exercising voting rights on your behalf with respect to those shares.

Your Voting Options on Each of the Proposals

You may vote "for" or "withhold” (meaning you choose to withhold from our Proxy Committee your authority to vote) with respect to the election of each nominee for director (Proposal 1 on the proxy card).

You may vote "for," "against" or "abstain" with respect to:

•	the approval of the amendment to our Articles of Incorporation (Proposal 2 on the proxy card),

•	the nonbinding advisory proposal on the compensation of our named executive officers (Proposal 3 on the proxy card),

•	the nonbinding advisory proposal on the approval of the appointment of Crowe Horwath LLP (Proposal 5 on the proxy card), and

•
any other proposal that may properly be brought before the meeting (Proposal 6 on the proxy card; if you return a proxy card, you will appoint our Proxy Committee as your proxy to vote “for”, “against” or “abstain” with respect to your shares, and will have no opportunity on the proxy card to direct the Proxy Committee as to such proposals due to their presently unknown nature).

You may vote “for” any of the following frequencies (or you may abstain from voting) as to the nonbinding advisory vote on the frequency of the advisory vote on executive compensation (Proposal 4 on the proxy card):

•	every third year (“3 Yrs” on the proxy card), or

•	every other year (“2 Yrs” on the proxy card), or

•	every year (“1 Yr” on the proxy card).

Our Board’s Voting Recommendations

Our Board recommends that you vote:

•	FOR the election as directors of the three individuals named as its nominees in this proxy statement (Proposal 1 on the proxy card);

•	FOR approval of the proposal to amend the Company’s Articles of Incorporation (Proposal 2 on the proxy card);

•	FOR approval on an advisory basis of the compensation of our executive officers who are named in the compensation disclosures in this Proxy Statement (Proposal 3 on the proxy card);

•	FOR the “every third year” (“3 Yr” on the proxy card) choice, on an advisory basis, as to the frequency of the advisory vote on executive compensation (Proposal 4 on the proxy card); and

•
FOR the approval, on an advisory basis, of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011 (Proposal 5 on the proxy card).

If any other matter is properly brought before the annual meeting, the Company - through the individuals named on the enclosed proxy card acting as our “Proxy Committee,” or their designees, and pursuant to the blanket authorization granted under the proxy card - will vote your shares on that matter in accordance with the discretion and judgment of the Proxy Committee.

Required Votes to Approve Each Proposal

Three positions on our Board are scheduled to be filled by vote of the shareholders at the annual meeting.  As a shareholder, you are entitled to cast one vote for each of up to three nominees for election as directors at the annual meeting, but you may not cumulate your votes (in other words, you may not cast votes representing three times the number of your shares entitled to vote in favor of a single nominee).  Directors are elected from among the nominees by a plurality of the votes that are cast among all nominees; this means the individuals whose names are validly placed into nomination at the meeting who receive the three highest numbers of votes cast "for" their election will be elected as directors of the Company. If there are only three individuals who are validly placed into nomination at the annual meeting, and assuming a quorum is established and a vote is held on the election at which each of such nominees receives at least one vote, then all of the three nominees will be elected, regardless of the number of “broker nonvotes” or “withhold” instructions our Proxy Committee may have received with respect to one or more of such nominees on the proxy cards or voting instructions that are returned to us.

A majority of the votes cast at the meeting will approve: (i) the proposal to approve the proposal amendment to our Articles of Incorporation that would increases the number of authorized common shares; (ii) the proposal to approve on an advisory basis the compensation of our named executive officers; (iii) the proposal to approve the appointment of Crowe Horwath LLP and (iv) all other matters that arise at the annual meeting.

With respect to the advisory vote on the frequency of future advisory votes on executive compensation, the alternative receiving the greatest number of votes – every year, every other year or every third year – will be deemed to be the frequency that shareholders approve.

Please note, however, that because the votes on the compensation of our named executive officers, the frequency of future votes on executive compensation, and the appointment of Crowe Horwath LLP are each advisory in nature, the results of such votes will not be binding upon our Board or its committees.

Quorum

Indiana law provides that any shareholder action at a meeting requires that a quorum exist with respect to that meeting. Once a share is represented for any purpose at a meeting, it is deemed by Indiana law to be present for quorum purposes for the remainder of the meeting and (unless a new record date is or must be set for any such adjournment) any adjournment of that meeting.

A majority of the common shares entitled to vote at this meeting, present either in person or by proxy, will constitute a quorum for all purposes at the meeting. If a quorum should not be present, the annual meeting may be adjourned from time to time until a quorum is obtained.

Shares held of record by shareholders who (in person or by proxy) abstain from voting on any or all proposals (and shares represented by “broker non-votes,” described above under “Voting Shares That You Hold in Brokerage or Similar Accounts”) will be included in the number of shares present at the meeting for purposes of determining the presence of a quorum. However, abstentions and broker non-votes as to any proposal will not be considered to be votes that have been “cast” on that proposal and therefore will not affect the outcome of the vote on any of the five proposals described by this Proxy Statement.

Voting on Possible Other Matters

We are not aware that any person intends to propose that any matter, other than the five numbered proposals specifically described by this Proxy Statement, be presented for consideration or action by our shareholders at our annual meeting.  If any such other matter should properly come before the meeting, however, favorable action on such matter would generally require the affirmative vote of a majority of the votes cast, unless our articles of incorporation or bylaws or applicable law require otherwise.  If you vote by proxy, you will be granting our Proxy Committee authority to vote your shares on any such other matter in accordance with their discretion and judgment.

Revocation of Proxies or Voting Instructions

A shareholder of record who has delivered a proxy card in response to this solicitation may revoke it before it is exercised at the annual meeting by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary.  If a shareholder of record has voted via the Internet or by telephone, such shareholder may also change that vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting.  Attendance at the meeting will not have the effect of revoking a proxy unless a shareholder gives proper written notice of revocation to the Secretary before the proxy is exercised or the shareholder votes by ballot at the meeting.  Beneficial owners who have directed their broker, bank or nominee as to how to vote their shares should contact their broker, bank or nominee for instructions as to how they may revoke or change those voting directions.

Solicitation of Proxies

Our Board is making this solicitation of proxies for our annual meeting.  Our Company will bear all costs of such solicitation, including the cost of preparing and mailing this proxy statement and the enclosed form of proxy.  After the initial mailing of this proxy statement, proxies may be solicited by mail, telephone, facsimile transmission or personally by directors, officers, employees or agents of the Company.  Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held by them for the accounts of beneficial owners, and we will pay their reasonable out-of-pocket expenses.

PROPOSAL 1
ELECTION OF DIRECTORS

Our full Board currently consists of eleven directors, including eight directors who served on our Board at the time of the 2010 annual meeting of the Company’s shareholders and three new individuals.  Thomas W. Seger joined our Board in August 2010, and Marc D. Fine and Chris A. Ramsey each joined our Board effective January 1, 2011.  The election of Mr. Fine and Mr. Ramsey (each of whom prior to January 1, 2011, was a member of the board of directors of American Community Bancorp, Inc.) was pursuant to the merger agreement between the Company and American Community Bancorp, Inc., which required that the Company appoint two of the members of American Community’s board of directors (of the Company’s choosing) to its own Board.  The Company’s Board, pursuant to that requirement, and upon nomination by the Governance/Nominating Committee, selected Mr. Fine and Mr. Ramsey to be added to it at the time of completion of the merger transaction.

Our Board is divided into three classes, and directors in each class serve a three-year term.  The terms of each class expire at successive annual meetings so that the shareholders elect one class of directors at each annual meeting.  The current classification of our Board is:

Terms expiring at this annual meeting:	Christina M. Ernst, Gene C. Mehne, and
Mark A. Schroeder

Terms expiring at the 2012 annual meeting:	Richard E. Forbes, U. Butch Klem, Chris A.
Ramsey, and Michael J. Voyles

Terms expiring at the 2013 annual meeting:	Douglas A. Bawel, Marc D. Fine, J. David
Lett, and Thomas W. Seger

Our Board, on the recommendation of the Governance/Nominating Committee, has nominated Ms. Ernst and Messrs. Mehne and Schroeder for re-election at this year's annual meeting.  If re-elected, each of our Board's three nominees will serve on our Board until the annual meeting in 2014, or until his or her successor is duly elected and qualified in accordance with the Company's Bylaws.  If any of these nominees should become unable to accept election, our Proxy Committee may vote for other person(s) selected by our Board.  Our Board has no reason to believe that any of the nominees will be unable to accept election.

The tables below present certain information concerning our Board's nominees for election at this year's annual meeting, followed by information concerning those Board members who are not standing for election this year.  This information includes their present principal occupations, which have been the same for the last five years, unless otherwise noted.  The biographies of each of the nominees and continuing directors below contains information regarding the experiences, qualifications, attributes or skills that caused the Governance/Nominating Committee and our Board to determine that the person should be re-elected (or should continue to serve even if not standing for re-election) as a director for the Company in 2011.

Following these tables is information concerning our corporate governance and committee structures.  We have noted in the tables the Committee memberships of those directors who serve on those standing committees about which information is provided elsewhere in this document, namely our Compensation/Human Resources, Audit, and Governance/Nominating Committees.  Our directors also serve on other committees of our Board and the board of directors of the Company's banking subsidiary that are not required to be described by this Proxy Statement and which are therefore not identified in these listings.

Elsewhere in this proxy statement you will find information concerning the numbers of our common shares that are beneficially owned by each of our directors (see "OWNERSHIP OF OUR COMMON SHARES BY OUR DIRECTORS AND EXECUTIVE OFFICERS") and information regarding the compensation of our directors (see "EXECUTIVE AND DIRECTOR COMPENSATION)."  We urge you to review all of this information when deciding how to vote on Proposal 1.

Our Board recommends that you vote FOR all three of the nominees named below.

Nominees for Election at the 2011 Annual Meeting:

Christina M. Ernst

Christina M. Ernst, 61, has been a director of the Company since 2004 and presently serves as a member of its Compensation/Human Resources Committee.  She has served since 1988 as Chairman and President of Miller Construction Company, Inc., an electrical contractor based in Vincennes, Indiana, with approximately100 employees.  Among her duties is overseeing the investment of approximately $460 million of benefit fund assets as a trustee and member of the investment committee. Ms. Ernst previously served on the board of directors of another publicly held community bank holding company based in Vincennes, Indiana, prior to its acquisition by a larger bank in 1998.  Our Board believes that Ms. Ernst brings varied business and investment management experiences, and knowledge of the Knox County community, to it.

Gene C. Mehne

Gene C. Mehne, 66, has served as a director of the Company and its predecessors since 1979, and has been a member of its Audit Committee most of that time through the present.  Mr. Mehne, a Purdue University graduate with a degree in Agriculture, represents the agricultural community within the Company's southern Indiana markets, having served as Manager of his family's farm corporation, Mehne Farms, Inc., since 1979 and its President since 1997. Mr. Mehne is also active in Dubois County agricultural associations.  Our Board believes that Mr. Mehne brings agribusiness knowledge to it, as well as significant institutional knowledge of the businesses of the Company and the Bank as a result of his long tenure on our Board.

Mark A. Schroeder

Mark A. Schroeder, 57, has served as a director of the Company since 1991, as its Chief Executive Officer since 1999 and as its Chairman since 2009.  Mr. Schroeder, who was certified as a public accountant in Indiana in 1995, has 38 years of day-to-day banking experience with the Company, including officer positions in commercial lending and as the Company's chief financial officer and chief operating officer.  Mr. Schroeder is active in Indiana and national industry organizations, including the boards of directors of leading state (1999-2010) and national (2004-2010) community banking industry associations, and has served on the Board of Members of the Indiana Department of Financial Institutions since 2007.   Our Board believes that Mr. Schroeder’s banking industry knowledge and experience, and his insights as CEO, are invaluable to it.

Continuing Directors of the Class with Terms Expiring at the 2012 Annual Meeting:

Richard E. Forbes

Richard E. Forbes, 63, has served as a director of the Company since 2006, and is the Chairman of its Audit Committee. Certified as a public accountant in 1970, Mr. Forbes became chief financial officer of MasterBrand Cabinets, Inc., a cabinet-manufacturing subsidiary of Fortune Brands (a Fortune 500 company), in 1987, and later became that subsidiary's President (2000) and CEO (2002).    From January 2007 until his retirement from active employment in January 2010, Mr. Forbes led another subsidiary of Fortune Brands, namely Fortune Brands Home and Security, Inc., as its President and Chief Executive Officer.  Our Board values Mr. Forbes’s business backgrounds in manufacturing as well as his knowledge and experience in finance and accounting matters (he has been designated as the Audit Committee’s “audit committee financial expert” since his election to our Board).

U. Butch Klem

U. Butch Klem, 60, has served as a director of the Company since 2004, and is Chairman of its Compensation/Human Resources Committee and its Governance/Nominating Committee.   Mr. Klem, President and CEO of U.B. Klem Furniture Company, a furniture manufacturer based in Jasper, Indiana, founded that company in 1973, and has grown it to a medium-sized manufacturer employing over 100 people.  In the course of managing that growth, Mr. Klem has gained experience in sales, human resources, accounting and finance.  Mr. Klem has been our Board’s “lead independent director” since 2009, and he provides our Board with leadership as well as his business insights gained from his successful entrepreneurial activities.

Chris A. Ramsey

Chris A. Ramsey, 54, has served as a director of the Company since his election to a newly-created board seat, effective January 1, 2011, and is a member of our Board’s Compensation/Human Resources Committee.  Mr. Ramsey is president of Ramsey Development Corp. of Indiana, Inc. (a real estate company based in Tell City, Indiana) and the owner of several businesses in the construction and real estate industry with over 25 years’ experience in real estate. Mr. Ramsey has served on the boards of directors of the former Bank of Evansville and the former Tell City National Bank (Tell City, Indiana).   Mr. Ramsey therefore brings valuable bank director experience as well as real estate experience to our Board.

Michael J. Voyles

Michael J. Voyles, 62, has served as a director of the Company since 1998 (and as a member of the board of a predecessor banking company for 13 years prior to its affiliation with the Company), and is a member of its Governance/Nominating Committee and Audit Committee.  Mr. Voyles, who currently is President of Voyles Properties, LLC (real estate holdings) and M.J.V. Inc. (rental properties), was President of Voyles Supermarket, Inc. (retail groceries) based in Petersburg, Indiana, from 1985 through its sale on January 2009.   Our Board has benefited and expects to continue to benefit from Mr. Voyles’s varied business experiences as well as his knowledge of the Petersburg (and surrounding Pike County) Indiana community.

Continuing Directors of the Class with Terms Expiring at the 2013 Annual Meeting:

Douglas A. Bawel

Douglas Bawel, 55, a director of the Company since 2004 and a member of its Compensation/Human Resources Committee, is President and Chief Executive Officer of Jasper Engines & Transmissions, a $220 million privately-held manufacturer based in Jasper, Indiana, with over 1,500 employees. Mr. Bawel previously served from January 1999 to June 2007 as an outside director of Steel Technologies, Inc., a publicly-held company and served as Chair of its Marketing Management Group and a member of its audit committee.  Our Board values Mr. Bawel’s insights gained from his years of management experience with Jasper Engines and Transmission, and his past experience in serving on another publicly-held company’s board of directors.

Marc D. Fine

Marc D. Fine, 51, has served as a director of the Company since his election to a newly-created Board seat, effective January 1, 2011.  Mr. Fine was a director of the former Bank of Evansville, having been among its founding director group in 2001.  Mr. Fine has practiced business law in Evansville, Indiana since 1984 and was a founding partner of the law firm of Rudolph, Fine, Porter & Johnson, LLP, in Evansville, of which he is presently the Managing Partner. He is also active in many civic and community organizations and is a Commissioner of the Indiana Gaming Commission (since 2008), an official agency of the State of Indiana that oversees the state’s gaming industry.  Our Board believes that Mr. Fine’s experience in business (including the banking business), state government, and law, in addition to his involvement in the Evansville business and civic communities, will be of significant benefit to it.

J. David Lett

J. David Lett, 58, a director of the Company since 2000 and a member of its Governance/Nominating Committee, has practiced law for over 30 years with Lett & Jones, a law firm in Martin County, Indiana (part of the Company's southern Indiana market area) that provides legal services to a wide range of individual, governmental and organizational clientele in Martin, Daviess and Dubois Counties, including the Company and its subsidiaries.  Mr. Lett's professional and civic relationships and stature within these communities position him well to offer valuable insight and perspective on a variety of matters relating to the Company’s banking, insurance, investment, and trust services.

Thomas W. Seger

Thomas W. Seger, 53, has served as a director of the Company since his election to a newly-created board seat, effective August 16, 2010 and is a member of our Board’s Compensation/Human Resources Committee and Audit Committee. Mr. Seger is vice president of Wabash Valley Produce, a large poultry producer, headquartered in Dubois, Indiana, and president of Simple Transport, which is also located in Dubois.  As a result of Mr. Seger’s 32 years’ of experience in poultry and agriculture, Mr. Seger brings to our Board unique perspectives based on his knowledge of the agricultural industry on a local, regional, and national level.

Board Leadership Structure

Our Board is led by a lead independent director and by a Chairman of the Board. The lead independent director assists our Board in assuring effective corporate governance and serves as chairperson of meetings of the independent directors that are held without the presence of any directors who may at that time be deemed not to be independent.  The lead independent director also chairs meetings of our Board during any meetings or portions of meetings if the Chairman of the Board is absent.  The Chairman of the Board chairs meetings of our Board (other than the separate sessions only of the Board’s independent directors) and of our shareholders.  Mr. Klem is our Board’s lead independent director and Mr. Schroeder (our Chief Executive Officer) is our Chairman of the Board.

Our Board believes that this leadership structure is the most appropriate for our Company.   Our Board believes that it benefits by the efficiencies achieved in having the role of CEO and Chairman combined in the same individual (Mr. Schroeder), and that the detailed knowledge of our day-to-day operations and business possessed by our Chairman of the Board as a result of his also acting as our CEO greatly enhances the decision-making processes of our Board as a whole. The independence of the Board as a whole is not compromised, however, as a result of the active involvement of Mr. Klem as the designated lead independent director, who is in a position to ensure that the  powers and duties of the Chairman are being handled responsibly despite the dual role held by the Chairman as CEO. Furthermore, consistent with NASDAQ listing requirements, the independent directors regularly meet in independent sessions without Mr. Schroeder in attendance.

Director Independence

In accordance with rules of The NASDAQ Stock Market, our Board affirmatively determines the independence of each Director and nominee for election as a Director.  Our Board has determined that each of the Directors of the Company (identified above) is independent under the definitions and interpretations of NASDAQ because none of them have any relationship with the Company that, in the opinion of our Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director, except that Mark A. Schroeder is not independent because he is the Chairman and Chief Executive Officer of the Company.

Our Board has not established its own definitions (different from the definitions and interpretations of NASDAQ) for determining whether its members are independent, but rather reviews such independence determinations on the basis of the total mix of information available to our Board at the time of the making of each such determination.  Included in this information are any relationships (such as the ordinary course loan transactions by the Company's bank subsidiary with members of our Board and their related persons, or the membership of directors in law firms that may provide legal services to the Company and its subsidiaries) that the Company has or may have with its directors that are disclosed in the Company's most recent proxy statement or that become known to our Board from time to time after the issuance of that proxy statement.

In considering the independence of Directors Fine and Lett, the Board reviewed the Company’s relationships with the law firms of which those directors are partners.  Both of those law firms have their offices in the geographic markets served by the Company’s banking and other subsidiaries.  Mr. Lett’s firm has served as counsel for the Company’s subsidiaries in the past and expects that it may continue to do so in the future.  Payments by the Company and its subsidiaries to Mr. Lett’s firm for that firm’s services during 2010 did not exceed $10,000 and are not expected to exceed $10,000 on an annualized basis in the future.  Mr. Fine’s firm historically represented Bank of Evansville prior to that bank’s acquisition by the Company on January 1, 2011, and during periods prior to Mr. Fine’s joining our Board effective on that same day.  The Company expects that Mr. Fine’s firm will from time to time represent the interests of its subsidiaries in legal matters arising in the Evansville area.  The Company, however, does not expect that its payments to either of these two law firms will exceed the threshold dollar amounts that are specified by the related person transaction reporting rules of the Securities and Exchange Commission for reporting such transactions in the Company’s annual meeting proxy statements, or by the rules of NASDAQ for determining when such payments might affect director independence. On the basis of this review, our Board determined that these law firm relationships did not interfere with the ability of either of those two directors to exercise his independent judgment in carrying out his responsibilities as a director of the Company.

Subsidiary Board Memberships

All members of our Board also serve on the board of directors of German American Bancorp, our wholly-owned bank subsidiary.  In addition:

•
several of our directors participate in selected meetings of the separate advisory boards of certain banking regions of our bank subsidiary, as follows:  Ms. Ernst, West Region; Mr. Klem; East Region; Mr. Lett; West Region; Mr. Voyles, West Region; and Mr. Fine, South Region; and

•
Directors Bawel, Mehne, Schroeder, Lett, and Ramsey are members of the boards of directors of two of our other principal operating subsidiaries, German American Financial Advisors & Trust Company and German American Insurance, Inc.

Risk Oversight

All members of our Board oversee the management of our Company’s affairs directly and though its committees.  In doing so, our Board acts at all times with a view to the best interests of our Company and our shareholders. In fulfilling its mandate, our Board, among other matters, is responsible for reviewing the principal risks of our Company’s business to ensure the appropriate systems are in place to manage these risks. The Audit Committee of our Board is charged with the responsibility to assist our Board in monitoring our principal financial risks and the processes employed to manage such risks. In discharging its mandate, the Audit Committee of our Board discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management practices.

Committees and Attendance

Our Board held 14 meetings during 2010.  All of the directors who acted as such at any time during 2010 attended at least 75% of the aggregate number of meetings of our Board and the committees on which he or she served that were held during 2010 (or the portion of 2010 during which he was a director).

Our Board has standing committees that address issues relating to audit, executive compensation and nominations:

•
The Audit Committee, presently consisting of Directors Forbes, Mehne, Seger, and Voyles, met five times in 2010.  The Audit Committee oversees the Company's accounting and financial reporting processes and the audits of the Company's consolidated financial statements and internal control over financial reporting.

•
The Compensation/Human Resources Committee, presently consisting of Directors Bawel, Ernst, Klem, Ramsey and Seger, met three times during 2010.  The Compensation/Human Resources Committee sets compensation for officers other than executive officers, and makes recommendations to our Board with respect to the compensation of executive officers.

•
The Governance/Nominating Committee, presently consisting of Directors Klem, Lett and Voyles, met four times during 2010.  The Governance/Nominating Committee assists our Board with respect to the composition, performance and functioning of our Board (including the recommendation of nominees for election or appointment to our Board) and the effectiveness of the Company's corporate structure and governance.

Each of the members of the Audit Committee, Compensation/Human Resources Committee and the Governance/Nominating Committee is an independent director, as that term is defined by the listing standards of NASDAQ.  In addition, each member of the Audit Committee satisfies the additional independence requirements specified by those listing standards for audit committee members.

Director Nominations Process

Our Board adopted a charter for the Governance/Nominating Committee in 2004 and reviewed and confirmed the charter's continued adequacy and effectiveness at its annual reorganization meeting in June 2010.  The charter directs the Governance/Nominating Committee to evaluate candidates for nomination by our Board for election to our Board, and specifies that our Board will consider for nomination for election to our Board only those candidates who are recommended for nomination by the Governance/Nominating Committee.  A current copy of the charter is available for review by shareholders in the shareholder information portion of the Company's web site, www.germanamerican.com.

The charter provides that, in evaluating candidates for membership on our Board, the Governance/Nominating Committee shall consider favorably those candidates who, in the Governance/Nominating Committee's judgment, (a) possess demonstrated business and financial judgment, strategic thinking, general management experience or perspective, leadership, experience in industry with comparable complexities, general knowledge of financial services industry, and familiarity with local, state, regional and national issues affecting business; (b) have a background that serves our Board's interest in a membership comprised of individuals with varied occupational experience and perspective; (c) have sufficient time to devote to the Company's business; (d) possess the highest moral and ethical character and agree to uphold and assure compliance of the Company's Code of Business Conduct; (e) have a history of community involvement and civic-mindedness; (f) are not engaged (directly or indirectly) in any activity adverse to, and do not serve on the board of directors of (or have any material ownership interest in), any other company whose interests are adverse to, or in conflict with, the Company's interests; and (g) possess the ability to oversee, as a director, the business and affairs of the Company for the benefit of all constituencies of the Company.

The charter further specifies that, in connection with each annual meeting of shareholders, the Governance/Nominating Committee will consider candidates (based on individual qualifications and the needs of our Board as determined from time to time by the Governance/Nominating Committee) that have been recommended by shareholders for nomination at the annual meeting, if the recommendations are submitted by letter addressed to the attention of the Chairman of the Governance/Nominating Committee in care of the Secretary of the Company, mailed by registered or certified mail (return receipt requested), and received by the Secretary at the Company's principal executive offices on or before December 1 of the year preceding the annual meeting for which the recommendation is made.

In addition to considering candidates who are recommended by shareholders, the Governance/Nominating Committee will meet from time to time with members of our Board, including the chief executive officer and other officers who may be members of our Board, and with other executive officers of the Company with a view to identifying persons who may be qualified to serve on our Board.  The charter specifies that the Governance/Nominating Committee may also in its discretion engage a third-party search firm to assist in identifying and evaluating potential candidates.  All candidates (regardless of whether identified through shareholder recommendations) shall be evaluated according to the same standards, except that (a) incumbent directors who are standing for re-election may receive preference on account of their prior experience with the business and affairs of the Company, and (b) candidates who may be considered for election to our Board pursuant to any understanding or agreement negotiated by the Company with any third party may receive preference in accordance with the special terms of such understanding or agreement.

The charter provides that the Governance/Nominating Committee shall not recommend any candidate to our Board as a nominee for election as director unless such candidate (a) will be at least 25 years of age at the time of election, (b) will not serve, at the time of election, as a director of more than two other companies that file reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (c) in the judgment of the members of the Governance/Nominating Committee, has the ability to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement, (d) has not been involved in any legal proceedings of the type described by Item 401(f) of Regulation S-K of the Securities and Exchange Commission which legal proceedings would be disclosable in the Company's next proxy statement, and (e) will satisfy the director qualification requirements established from time to time by the Company's Bylaws, unless the Governance/Nominating Committee has determined that it would be in the best interests of the Company for our Board to waive such Bylaws qualification requirements in respect of that particular candidate.  In addition, the charter provides that the Governance/Nominating Committee shall consider candidates with a view to ensuring that at least two thirds of the members of our Board (assuming that all candidates recommended by the Governance/Nominating Committee are elected to our Board) will, as a result of prior service on our Board or otherwise, have business experience in the banking, insurance, or securities industries.

While the Company hopes and intends that the application of the above criteria will result in a board of directors that is comprised of individuals from different walks of life and experiences and will in that sense be a diverse group, the Governance/Nominating Committee has not adopted a diversity policy and does not consider race, gender, national origin or other traditional classifications in considering qualifications or desirability of a candidate for service on our Board of the Company.

The Governance/Nominating Committee recommended to our Board that the three nominees named in this proxy statement, each an incumbent director, be nominated for election at this year's annual meeting.

Communication with Directors and Director Attendance at Annual Meetings

Our Board has adopted a procedure by which shareholders may send communications to our Board.  A copy of that procedure is available for review by shareholders in the shareholder information portion of the Company's web site, www.germanamerican.com.  Further, our Board had adopted a resolution that declares that it is the policy of this Board that all members of our Board, regardless of whether they are standing for re-election at any such meeting, are strongly encouraged to attend each annual meeting of the shareholders of the Company that occurs during their tenure on our Board.  All of the members of our Board attended the 2010 annual meeting of shareholders.

OUR EXECUTIVE OFFICERS

Our executive officers are:

Name	Principal Positions	Age
Mark A. Schroeder	Chairman and Chief Executive Officer of the Company and its bank subsidiary; Director of the Company and its principal subsidiaries.	57

Clay W. Ewing	President - Commercial and Retail Banking of the Company and its bank subsidiary.	55

Kenneth L. Sendelweck	President - Private Banking and Wealth Management of the Company and its bank subsidiary; President of the Company's trust and financial advisory subsidiary; President of the Company's insurance agency subsidiary.	56

Bradley M. Rust	Executive Vice President, Chief Financial Officer, and Senior Administrative Officer, of the Company and its bank subsidiary.	44

Although the titles of our executive officers have changed from time to time during the last five years, in part due to changes in our governance structure and to the consolidation during 2006 of the charters of our subsidiary banks into a single bank charter, Mr. Schroeder has been our Chief Executive Officer, and each of our other executive officers has held officer positions with management responsibilities in his current functional area of responsibility for the Company and its subsidiaries, throughout this entire period of time.  In addition, Mr. Sendelweck from April, 2006, through April, 2008, was President – Commercial Banking, of the Company and its bank subsidiary, and from May, 1999 through May, 2007 was President of The German American Bank (a predecessor of the Company’s current bank subsidiary).   Mr. Sendelweck has been President of the Company's trust and financial advisory subsidiary, German American Financial Advisors & Trust Company, since November 17, 2006, and of the Company's insurance subsidiary, German American Insurance, Inc., since March, 2008.

OWNERSHIP OF OUR COMMON SHARES BY OUR DIRECTORS AND EXECUTIVE OFFICERS

The following table presents certain information as of March 1, 2011, regarding the beneficial ownership of our common shares by our directors and executive officers.

Name	Common Shares Beneficially Owned1	Percentage of Outstanding Shares
Douglas A. Bawel	16,7972	*
Christina M. Ernst	20,4143	*
Marc D. Fine	21,000	*
Richard E. Forbes	15,5424	*
U. Butch Klem	155,7385	1.2%
J. David Lett	246,8046	2.0%
Gene C. Mehne	19,7787	*
Chris A. Ramsey	142,6248	1.1%
Mark A. Schroeder	65,9929	*
Thomas W. Seger	377,05810	3.0%
Michael J. Voyles	81,46911	*
Clay W. Ewing	31,120	*
Bradley M. Rust	15,05612	*
Kenneth L. Sendelweck	46,40513	*

All directors and executive offivers as a group (14 persons)	1,255,79814, 15	10.0%

* Represents less than one percent.

1 Common Shares Beneficially Owned includes shares that the indicated individual had the right to purchase by exercise of stock options on March 1, 2011, all of which were then fully vested and exercisable. Unless otherwise indicated in a footnote, each person possesses sole voting and investment powers with respect to the shares indicated as beneficially owned by him or her, and he or she is deemed to share voting and investment powers over shares indicated as held by a spouse, children or other family members residing with him or her or by partnerships or corporations with which he or she is associated.
2  Includes 14,148 shares held by Mr. Bawel's children, and 2,000 shares that Mr. Bawel has the right to purchase upon the exercise of stock options.
3  Includes 2,361 shares held by Ms. Ernst's spouse and 2,000 shares that Ms. Ernst has the right to purchase upon the exercise of stock options.
4  Includes 1,000 shares that Mr. Forbes has the right to acquire upon the exercise of stock options.
5  Includes 23,245 shares owned jointly by Mr. Klem and his wife; 63,231 shares owned by Mr. Klem's wife;  and 2,000 shares that Mr. Klem has the right to purchase upon the exercise of stock options.  Of these shares, 52,153 are pledged.

6 Includes 886 shares held jointly by Mr. Lett and his wife; 2,295 shares owned by Mr. Lett's wife; 229,051 shares held by the estate of Mr. Lett's mother; and 6,310 shares that Mr. Lett has the right to purchase upon the exercise of stock options.
7 Includes 4,039 shares owned by Mr. Mehne's wife; 1,778 shares held by the Mehne Farms, Inc. qualified plan; and 5,152 shares that Mr. Mehne has the right to purchase upon the exercise of stock options. Of these shares, 6,864 are pledged.
8  Includes 138,890 shares held by companies of which Mr. Ramsey is an officer.
9  Includes 18,435 shares held jointly by Mr. Schroeder and his wife, and 4,050 shares Mr. Schroeder has the right to purchase upon the exercise of stock options.
10  Includes 42,920 shares owned by Mr. Seger's wife, 180,925 held jointly by Mr. Seger and his wife, 15,401 shares held by Mr. Seger's children, 44,802 shares held in a foundation of which Mr. Seger is administrator, and 92,667 shares owned by companies of which Mr. Seger is an officer.   Of these shares, 35,500 are pledged.
11  Includes 3,623 shares held jointly by Mr. Voyles and his wife; 35,461 shares held by a trust of which Mr. Voyles is trustee; and 5,152 shares that Mr. Voyles has the right to purchase upon the exercise of stock options.
12  Includes 8,973 shares held jointly by Mr. Rust and his wife.
13  Includes 20,190 shares held jointly by Mr. Sendelweck and his wife, and 1,877 shares held by Mr. Sendelweck's grandchildren.  Of these shares, 7,809 are pledged.
14  Includes 27,664 shares that the directors and named executive officers of the Company have the right to acquire upon the exercise of stock options (all of which were exercisable at March 1, 2011), 945,188 shares as to which voting and/or investment powers were shared by members of the group with others. Of these shares, an aggregate of 102,326 are pledged.
15  Also includes an aggregate of 52,312 shares that are held by the Company's trust subsidiary in fiduciary accounts for customers. Our directors (by Board action) and executive officers may be deemed to have the power to direct the trust subsidiary's voting decisions with respect to all of these fiduciary shares, and to direct the trust subsidiary's disposition decisions with respect to all of these fiduciary shares. Our directors and executive officers have no pecuniary interest in any of these trust subsidiary shares. Further, any exercise by them of any power to direct the voting or disposition of these shares by the trust company would be subject to the trust company's fiduciary duties under applicable law and the governing fiduciary instruments.

PRINCIPAL OWNERS OF COMMON SHARES

        Listed below are the only individuals and entities known by the Company to beneficially own more than 5% of the outstanding common shares of the Company as of March 1, 2011 (assuming that their holdings have not changed from such other date as may be shown below):

Name	Common Shares Beneficially Owned	Percentage of Outstanding Shares
BlackRock, Inc.1	711,2891	5.7%2

1  Based solely on BlackRock, Inc.'s statement on Schedule 13G (Amendment No. 1) of beneficial ownership as of December 31, 2010, which was filed on February 4, 2011, with the Securities and Exchange Commission.  The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
2  The percentage is calculated on the basis of 12,556,378 common shares outstanding as of March 1, 2011.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees.  The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe Horwath LLP ("Crowe Horwath") for the audit of the Company's consolidated financial statements for the calendar years 2010 and 2009, the integrated audit over internal controls as required under Section 404 of the Sarbanes-Oxley Act for 2010 and 2009, the review of the interim consolidated financial statements included in quarterly reports during the years 2010 and 2009, and review of registration statements and providing related consents of $224,914 for 2010 and $212,550 for 2009.

Audit-Related Fees.  The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe Horwath for audit-related services rendered during 2010 and 2009 of $21,196 for 2010 and $16,061 for 2009.  These services included employee benefit plan audits, reading press releases of the Company, participating in meetings of the Company's Disclosure Committee and assistance with various accounting and reporting matters.

Tax Fees.  The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe Horwath for tax services rendered during 2010 and 2009 of $76,980 for 2010 and $72,632 for 2009.  These services included tax return preparation, employee benefit plan information return preparation, implementation of investment and insurance subsidiaries, and assistance with tax reporting matters.

Other Fees.  The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe Horwath for all other services rendered during 2010 and 2009 of $3,430 for 2010 and $2,349 for 2009.  In 2010 this included fees for accounting research software and consultation on corporate finance matters.

Pre-Approval by Audit Committee of Principal Accountant Services.  The Audit Committee of our Board (or a member of the Audit Committee acting under authority delegated to him or her by the Audit Committee) approves in advance all services proposed to be performed for the Company or its subsidiaries by any independent registered public accounting firm that performs (or proposes to perform) audit, review or attest services for the Company or its subsidiaries.  Under these SEC rules, the requirement for advance Audit Committee approval of services (other than audit, review or attest services) is waived if they were not recognized to be non-audit services at the time that the independent registered public accounting firm was engaged to provide those services, and certain other conditions are satisfied.  None of the services of Crowe Horwath that were covered by the fees described above were performed without the prior approval of the Audit Committee (or the prior approval of a member of the Audit Committee acting under delegated authority) in reliance upon this waiver provision of the SEC rules.

REPORT OF THE AUDIT COMMITTEE

Our Board adopted an amended and restated charter for the Audit Committee in 2004 and reviewed and confirmed the charter's continued adequacy and effectiveness at its annual reorganization meeting in 2010.  The Audit Committee charter is available at the shareholder information portion of the Company's website, www.germanamerican.com.  The charter states that the purpose of the Audit Committee is to oversee the Company's accounting and financial reporting processes and the audits of the Company's consolidated financial statements and internal control over financial reporting.  It is not, however, the Audit Committee's responsibility under the charter to prepare and certify the Company's financial statements, to guarantee the independent registered public accounting firm's report, or to guarantee other disclosures by the Company.  Audit Committee members are not employees of the Company and are not performing the functions of auditors or accountants.  The Audit Committee has designated Mr. Forbes as the "Audit Committee Financial Expert."

Independence of Audit Committee Members

The Audit Committee is currently comprised of four members of our Board.  All of the members of the Audit Committee are independent, as that term is defined by NASDAQ listing requirements that are applicable to the members of the Company's Audit Committee.

Review with Management and Independent Accountants

Management is responsible for the Company's internal controls and its accounting and financial reporting processes.  The independent registered public accounting firm is responsible for performing audits of the Company's consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.  The Audit Committee's responsibility is to oversee these processes.

In this context, the Audit Committee has met and held discussions with management and with Crowe Horwath, the independent registered public accounting firm for the Company, with respect to the Company's consolidated financial statements for the calendar year 2010.  Management represented to the Audit Committee that the Company's consolidated financial statements as of and for the year ended December 31, 2010, were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed these consolidated financial statements with management.  The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No.  61 (Communication with Audit Committees).

The independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Public Company Accounting Oversight Board (PCAOB) Rule 3520, and the Audit Committee discussed with the independent registered public accounting firm that firm's independence.  The Audit Committee also considered whether the independent registered public accounting firm's provision of non-audit services to the Company is compatible with maintaining that firm's independence.

Based upon the discussions and reviews referred to above, the Audit Committee has recommended to our Board that the consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE:

Richard E. Forbes, Chairman Gene C. Mehne Thomas W. Seger Michael J. Voyles

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Our Compensation Objectives

We seek to compensate our executives in a fair, reasonable and competitive manner.  In designing and implementing our compensation program for our executive officers, we primarily intend to:

•	attract and retain highly-skilled executives in a competitive environment; and

•	provide financial incentives intended to align the executive officers' interests with those of our shareholders.

The primary components of each named executive's compensation are:

•	base salary;

•	incentive cash compensation, and

•	long-term equity incentive compensation (paid in the form of cash compensation and restricted stock grants).

How We Set Executive Compensation

None of the Named Executive Officers has an employment agreement with the Company.  As a result, the Committee has a considerable discretion in recommending to the Board the annual compensation of the Named Executive Officers.

In setting the compensation of the Named Executive Officers for 2010, the Committee reviewed data (included in a published financial institution compensation survey that included financial institutions in Illinois, Indiana, Kentucky, Michigan and Ohio of comparable sizes) concerning the compensation provided to similarly situated executives.

In addition (as discussed below), the Committee established the short-term and long-term incentive goals for 2010 that were reflected in the balanced scorecards for 2010 based, in part, on the financial performance of the Company relative to a peer group of larger bank holding companies that it refers to as the Midwest Banking Peer Group.

The companies comprising the Midwest Banking Peer Group for the 2010 calendar year were:

Horizon Bancorp	S.Y. Bancorp, Inc	LCNB Corp.	Ohio Valley Banc Corp.

Bank of Kentucky Financial Corporation	First Mid-Illinois Bancshares, Inc.	Peoples Bancorp Inc.	Porter Bancorp, Inc.

First Financial Corporation	Republic Bancorp, Inc.	Firstbank Corporation	Farmers National Banc Corp.

Lakeland Financial Corporation	Isabella Bank Corporation	Farmers & Merchants Bancorp, Inc.

Compensation Components

The executive compensation program consists of three basic elements:

•	base salary,

•	short-term cash incentive awards for annual performance, and

•	long-term incentive awards granted under the 2009 LTI Plan for performance over a longer period (historically, three years).

In addition, we offer a 401(k) retirement plan and certain executive officers are eligible for certain nonqualified deferred compensation plans.  One executive officer is a participant in a frozen tax-qualified defined benefit plan.

Base Salary

The Company attempts to provide the executive officers with a base salary that is competitive with the salaries offered by the other bank holding companies of comparable size in Indiana and the surrounding states.

When the Committee determined its recommended 2010 salaries, it established salary ranges for the CEO and each other executive officer within the organization.  These salary ranges ranged from 80% to 120% of a midpoint value, which represented approximately the median of the estimated base salaries paid to comparable positions.  This midpoint value was validated by the Committee by reference to the annual compensation survey of Midwest financial institutions published by a major consulting firm.  Within these ranges, the Committee determined 2010 base salary for the CEO and each other executive officer in accordance with the guidelines of the Company's salary administration program and performance review system.  The Committee then recommended to the Board that the CEO's and each executive officer's 2010 base salary be fixed within that range, and the Board accepted this recommendation.  The Committee did not act with reference to any specific corporate or individual financial performance measure in recommending the CEO's or each executive officer's 2010 base salary.

Short-Term Cash Incentive Awards

For services rendered during 2010, the Company continued to maintain an Executive Management Incentive Plan (a "Plan") for certain key officers, including the executive officers named in the Summary Compensation Table below.  Under this Plan, the Company pays additional compensation in the form of annual cash incentive awards rewarding performance, contingent upon the achievement of certain goals.

Generally, the Plan (as it was continued for 2010) assigns each officer a "balanced scorecard."  The "balanced scorecard" establishes specific corporate and shareholder-related performance goals balanced by the officer's area of responsibility, his or her business unit, and his or her expected individual level of contribution to the Company's achievement of its corporate goals.  Cash incentive payments that are authorized to be paid to eligible executive officers under the Executive Management Incentive Plan are payable in quarterly installments during the year following the year in which the services were performed and are contingent only upon such executive officer's continued employment with the Company through the date of payment of each quarterly installment.

At a March 1, 2010 special meeting of the Board, the Board (by the vote of the members of the Board who are not "interested directors" within the meaning of NASDAQ's independence rules, and at the recommendation of the Committee) established target cash incentive awards for executive officers as percentages of their 2010 base salary (which ranged from 30% to 50% of base salary, depending upon the executive), with maximum awards (payable only if performance and other criteria were substantially exceeded) of as much as 200% of the target awards.  The scorecard of Mark A. Schroeder, Chairman and Chief Executive Officer of the Company (the "CEO"), specified a target award of 50% of his base salary for 2010.  As a result, if all targeted corporate and individual performance criteria were deemed to have been exceeded by the requisite amount with respect to the CEO's scorecard during 2010, the CEO could have earned a cash incentive award for his services during 2010 equal to 100% of his 2010 base salary.

Cash incentive award entitlements for services during 2010 under the scorecards were based on:

•	formula assessments of 2010 corporate performance, and

•	formula and/or discretionary assessments of personal or departmental performance during 2010.

Corporate performance accounted for 80% of the potential cash incentive scorecard award.

For 2010, the five selected short-term corporate performance criteria were:

•	Income/revenue measures:

o	Fully-diluted earnings per common share growth (20% weight),

o	Revenue per salary and benefits (20% weight), and

o	Non-interest income to total revenue ratio (10% weight).

•	Consolidated balance sheet measures:

o	Growth in core organic taxable loans (15% weight), and

o	Growth in core organic deposits and repurchase agreements (15% weight).

For 2010, discretionary/individual measures (20% weight) were based on overall performance of the executive based on the Board's assessment (of the CEO's performance) and the CEO's assessment (of the performance of the other Named Executive Officers).

Our three income/revenue measures were recommended by the Committee and approved by the Board.  The threshold fully-diluted earnings per common share growth was fixed at 3%, the target was at 6% and the maximum was at 10%.  The threshold revenue per salary and benefits was fixed at $2.75, the target was at $2.85 and the maximum was at $3.00.  The threshold non-interest income to total revenue ratio was fixed at 25%, the target was at 27.5% and the maximum was at 30%.  The Company's actual 2010 results for these three measures were 9.4% fully-diluted earnings per common share growth, $2.97 revenue per salary and benefits and 25.8% for non-interest income to total revenue ratio.

We defined core organic taxable loan growth to mean the growth in the average balance of our consolidated core organic taxable loans in December 2010 as compared to our average balances of our consolidated core loans in December 2009.  The threshold percentage growth was 1%, the target was 3% and the maximum was 5%.  The Company's actual 2010 core organic taxable loan growth was -0.6%.

We defined core organic deposit and repurchase agreement growth to mean the growth in the average balance of our consolidated core organic deposits and repurchase agreements in December 2010 as compared to our average balances of our consolidated core organic deposits and repurchase agreements in December 2009.  The threshold percentage growth was 1%, the target was 3% and the maximum was 5%.  The Company's actual 2010 core organic deposit and repurchase agreement growth was 8.3%.

In addition, other discretionary/individual performance measures or business unit or department performance is considered.  The criteria relating to business unit performance or departmental performance (if such performance was applicable to a particular executive's scorecard) were geared to performance of the business unit or department headed by each particular executive.  These criteria were assigned a weighting percentage based on the executive's position and authority.

In the first quarter of 2011, the Board, upon the recommendation of the Committee, determined the cash incentive award amounts payable in 2011 to the executive officers, including the CEO, for their services during 2010, and such amounts are included in the 2010 information in the Summary Compensation Table that appears below.  The Committee's recommendations were based on the Committee's assessment of the degree to which the corporate and personal goals established by the 2010 scorecards of the executive officers were achieved.  The executive officers received awards that were in each case determined in accordance with the formulas relating to the short-term corporate performance criteria established by the respective 2010 scorecards and, for those officers with a discretionary component on their 2010 scorecards, a discretionary award within the targeted ranges.

Long-Term Incentive Awards

The 2009 LTI Plan provides for the award of incentive and non-qualified stock options and other equity-based awards, including restricted stock ("LTI Awards").  The purpose of granting LTI Awards is to provide long-term incentive compensation to complement the short-term focus of annual cash incentive awards.

Scorecard target amounts of LTI Awards are established upon recommendation of the Committee based upon the executive officer's level of responsibility, and are earned in proportion to the extent to which the Company has achieved certain corporate financial targets on an average basis over the three-year period ending in the year for which the scorecard is established.

At a special meeting of the Board on March 1, 2010, the Board (by the vote of the members of the Board who are not "interested directors" within the meaning of the Marketplace Rules of the NASDAQ Stock Market, Inc., and at the recommendation of the Committee) established target long-term incentive awards for executive officers as percentages of their 2010 base salary (which ranged from 30% to 50% of base salary, depending upon the executive), with maximum awards (payable only if the stated corporate criteria were substantially exceeded) of as much as 200% of the target awards.  The scorecard of the CEO, specified a target award of 50% of his base salary for 2010.  If all targeted corporate performance criteria were deemed to have been substantially exceeded by the requisite amount with respect to the CEO's scorecard during 2010, the CEO could have earned an LTI Award for his services during 2010 equal to 100% of his 2010 base salary.

LTI Award targets for services during 2010 under the scorecards were based on the following selected long-term corporate performance criteria, each as measured over the three-year period ending December 31, 2010 and benchmarked against a peer group (the "Long-Term Corporate Performance Criteria"):

•	return on common equity (50% weight), and

•	fully-diluted earnings per common share growth (50% weight).

We determined the extent to which the Company achieved the return on common equity measure by determining the percentile rankings of the Company for return on common equity within the Midwest Banking Peer Group for each of the years 2008, 2009, and 2010 and then averaging those three percentile rankings.  The threshold average percentile ranking was fixed at the 50th percentile, the target was at the 75th percentile, and the maximum was at the 85th percentile.  The Company’s actual three-year average percentile ranking for return on common equity when benchmarked against the Midwest Banking Peer Group was the 88th percentile.

We determined the extent to which the Company achieved the fully-diluted earnings per common share growth measure by determining the percentile rankings of the Company for fully-diluted earnings per common share growth within the Midwest Banking Peer Group for each of the years 2008, 2009, and 2010 and then averaging those three percentile rankings.  The threshold average percentile ranking was fixed at the 50th percentile, the target was at the 75th percentile, and the maximum was at the 85th percentile.  The Company’s actual three-year average percentile ranking for fully-diluted earnings per common share growth when benchmarked against the Midwest Banking Peer Group was the 69th percentile.

In addition, the projected LTI Awards are further subject to a "Return on Common Equity" payout trigger, based on the Company's 2010 percentile ranking for return on common equity with the Midwest Banking Peer Group.  The threshold percentile ranking was set at the 60th percentile, and the target percentile ranking was set at the 80th percentile.  The Company’s actual 2010 percentile ranking for return on common equity when benchmarked against the Midwest Banking Peer Group was the 81st percentile.

At a special meeting of the Board on February 28, 2011, the Board determined that the corporate goals established by the scorecards for the LTI Awards were met, at least the threshold level, for both the return on common equity and fully-diluted earnings per common share growth criteria and for the Return on Common Equity trigger for the payment of any LTI Award for the three-year period under consideration.  As a result, the Board approved the grant of Restricted Stock Awards to the four Named Executive Officers at 144% of their respective target levels in satisfaction of their LTI Awards under the 2009 LTI Plan.  Each Restricted Stock Award consisted of:

•
newly-issued common stock of the Company (subject certain restrictions and forfeiture conditions) having an aggregate fair market value of approximately 50% of each Named Executive Officer's total LTI Award (rounded up the nearest 25-share block), and

•	rights to receive cash payments in a dollar amount approximately equal to the dollar value of the restricted stock (which cash rights are subject to similar forfeiture conditions).

Holders of the common stock issued as part of the Restricted Stock Award (which were issued effective March 15, 2011, at fair market value as of March 15, 2011) are entitled to dividends on such shares unless and until the shares are forfeited in accordance with the terms of the Restricted Stock Awards.  All the Restricted Stock Awards will fully vest on December 5, 2011, assuming continued service of each of the holders through that time.

Retirement/Deferred Compensation Benefits

German American Bancorp 401(k) Savings Plan.  The 401(k) Plan is a tax-qualified defined contribution plan that enables eligible employees to defer income taxation on up to 60% of their compensation (not to exceed $16,500 (for 2010) ($22,000 (for 2010) for employees age 50 or older)).  We currently provide fully vested matching contributions equal to 100% of each employee's pre-tax contributions up to the first 3% of compensation plus 50% of the employee's pre-tax contributions up to the next 2% of compensation.

Participants in the plan direct the investment of their account balances and are eligible for loans, certain in-service withdrawals, and distributions upon termination of employment.  All four Named Executive Officers participate in the 401(k) Plan.

German American Bancorp Nonqualified Savings Plan.  Under the German American Bancorp Nonqualified Savings Plan, established in 2004 (the "Nonqualified Savings Plan"), highly compensated or management employees of the Company and its subsidiaries who are specifically designated from time to time by the Committee as eligible to participate in the Plan may, through payroll deduction, make employee deferral contributions between 1% and 60% of their regular earnings.  Participants in the plan direct the investment of their account balances.  The Plan was amended in 2008 to bring it into technical compliance with the requirements of section 409A of the Internal Revenue Code of 1986, as amended.

We make matching contributions under the Nonqualified Savings Plan according to following formula:

o
100% of the first 3% of the participant's eligible compensation contributed to the Nonqualified Savings Plan and the German American Bancorp 401(k) Savings Plan ("401(k) Plan") as "Deferral Contributions" (as defined under the respective plans) for the plan year, plus

o
50% of the next 2% of the participant's eligible compensation contributed to the Nonqualified Savings Plan and the 401(k) Plan as "Deferral Contributions" (as defined under the respective plans) for the plan year.

In no event, however, may the aggregate employer matching contributions on behalf of any participant in any plan year, considering both the matching contribution under the Nonqualified Savings Plan and any employer matching contribution under the 401(k) Plan, exceed 4% of such participant's eligible compensation.

As elected by the participant, each participant (or his or her beneficiary) will receive a lump sum distribution or series of installment distributions from the Nonqualified Savings Plan, beginning upon termination of employment, retirement, early retirement or disability.  The Nonqualified Savings Plan contains certain provisions that may accelerate the timing of distributions that would be triggered by certain changes of control of the Company.  During 2010, each of the Named Executive Officers in the Summary Compensation Table have an account under the Nonqualified Savings Plan.

Employees Pension Plan of German American Bancorp.  The Pension Plan is a frozen tax-qualified defined benefit pension plan.  The plan has been frozen (meaning that no additional employees can become participants and no additional benefits are accruing under the plan) since January 1, 1999.  Of the Named Executive Officers, only the Chief Financial Officer is a participant in the Pension Plan, and he is 100% vested in the pension benefit.

Executive Supplement Retirement Income Agreement.  The Chief Financial Officer participates in an Executive Supplement Retirement Income Agreement with the Company that provides for a supplemental retirement benefit in the amount of $26,340 per year for fifteen years and an additional death benefit of $10,000.  The Chief Financial Officer is 100% vested in the benefit and amounts become payable upon his termination of employment or retirement.  The arrangement constitutes a non-qualified deferred compensation plan.  The benefit is forfeited in the event he is terminated for "Cause" as described in the agreement.  This plan was amended in December 2008 to bring the arrangement into technical compliance with requirements of section 409A of the Internal Revenue Code of 1986, as amended.

German American Bancorp Deferred Director Compensation Plan.  The Deferred Director Compensation Plan allowed members of the Company's Board to elect to defer the receipt and taxation on a portion of their director fees while serving on the Board.  The Plan was frozen as of December 31, 1996, and no additional fees have been deferred into the Plan since then.  Of the Named Executive Officers, only Mr. Schroeder is a participant in the Deferred Director Compensation Plan.

Other Compensation

Detailed information regarding other compensation is provided in note 5 to the Summary Compensation Table below.  In general, we believe that perquisites should not constitute a significant portion of any executive officer's compensation.  Moreover, certain of the perquisites provided to executive officers also provide a benefit to us.  For example, we reimburse certain club dues to encourage the our executive officers to have a presence in the community to promote the business of the Company.

Tax Issues

Under Internal Revenue Code Section 162(m), subject to an exception for qualifying performance-based compensation, we cannot deduct compensation of over $1 million in annual compensation paid to certain executive officers.  We seek to avoid payments that would not be deductible under Code Section 162(m).

Compensation Committee Report

The Compensation/Human Resources Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis,” and, based on such review and discussion, the Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement, from which it will be incorporated by reference into the Company's Annual Report on Form 10-K.

U. Butch Klem, Chairman Douglas A. Bawel Christina M. Ernst Chris A. Ramsey Thomas W. Seger

Risk Assessment

We believe that our compensatory plans or programs provide appropriate incentives for all of our employees, including but not limited to our employees engaged in marketing and selling particular types of banking, insurance, securities or other financial products or services, and our executive officers.   We also believe that those plans and programs, considered individually and as a whole, neither encourage excessive or unnecessary risk that would adversely affect the long-term value or performance of our Company nor encourage employees to manipulate earnings in order to enhance the benefits payable under such plans or programs.

We believe that our annually-reconstituted Management Incentive Plan for our executive officers (described above under the heading "Compensation Discussion and Analysis", and considering both the short-term and long-term award structures created by that Plan) is well designed to align our strategic objectives with short-term and long-term shareholder value, because:

•	the corporate performance metrics (as specified by the balanced scorecards for both the 2010 and 2011 plans) take into consideration balance sheet, income statement and equity factors, and

o	threshold goals under such scorecards were (are) reasonably achievable with good performance, and therefore were sufficiently challenging but not overly difficult, and

o	specified performance metrics did (do) not include steep cliffs for not achieving nor exponential upside to achieving them;

•
based on peer group comparisons, the incentives payable to our executive officers under their balanced scorecards were (are) capped at reasonable levels and the maximum awards represent an appropriate portion of total pay;

•	our inclusion of an award based on a three-year performance period discourages activities that do not benefit us over a long term; and

•	denomination of long-term awards in payments of restricted Company stock (coupled with a proportionate cash entitlement) gives further incentive to our executives to focus on sustained value creation.

Similarly, we believe that the compensation programs available to our employees generally, and in our investments and insurance areas in particular (such as permitted payments for referrals, account opening incentives, and insurance, mortgage loan, and brokerage commissions and other payments based on products and services sold or provided or business developed or produced) are appropriately aligned with our Company's strategy and objectives for long-term value creation for shareholders, and properly reward various performance outcomes.

Executive Compensation

The following tabular and other information describes the compensation of our Chief Executive Officer, our Chief Financial Officer, and our two other executive officers employed at the end of 2010 (we refer to these individuals as our "Named Executive Officers" or "NEOs"), for their services to the Company and its subsidiaries during 2010 and certain prior years.

Summary

The following table provides a summary of compensation for 2008 through 2010 with respect to our Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (4)	All Other Compen- sation (5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mark A. Schroeder,	2010	280,000	―	100,860	―	292,540	13,216	85,472	772,088
Chairman and	2009	275,000	―	78,185	―	187,190	12,942	93,124	646,441
Chief Executive Officer	2008	250,000	―	90,860	―	251,640	10,536	55,162	658,198
Clay W. Ewing,	2010	190,000	―	54,940	―	164,396	―	34,606	443,942
President – Commercial	2009	185,000	―	42,183	―	97,899	―	41,469	366,551
and Retail Banking	2008	167,500	18,500	50,783	―	132,337	―	22,550	391,640
Kenneth L. Sendelweck,	2010	190,000	―	54,940	―	152,996	―	35,818	433,754
President – Private Banking	2009	185,000	―	42,183	―	95,457	―	43,317	365,957
and Wealth Management	2008	167,500	5,000	50,783	―	143,817	―	24,296	391,396
Bradley M. Rust, Executive	2010	155,000	―	33,620	―	100,579	9,411	24,358	322,968
Vice President,	2009	150,000	―	25,663	―	62,537	6,476	24,983	269,659
Chief Financial Officer	2008	131,250	―	29,921	―	84,755	6,448	16,732	269,106

(1) Amounts reported in this column represent the restricted stock portion of the LTI Awards that were granted in 2011, 2010, and 2009 (based on criteria established for the three-year periods ending December 31, 2010, December 31, 2009, and December 31, 2008, respectively, and will become vested (or became vested) on December 15, 2011, December 15, 2010, and December 15, 2009, respectively. In accordance with our interpretation of SEC guidance on this subject, we report these awards for purposes of our Summary Compensation Table as being compensation for the final year of the related three-year performance period, even though we accrue the related expense in different time periods for financial reporting purposes.  The cash portion of the LTI Award amounts has been reported as "Non-Equity Incentive Plan Compensation" (column (g)).

(2) No stock options were granted to the Named Executive Officers in 2008, 2009 or 2010.

(3) The amounts in this column represent:  (a) short-term cash incentive awards that were earned based on performance during 2008, 2009 and 2010, respectively, under the Company's Management Incentive Plan (see "Compensation Discussion and Analysis section on Compensation Components―Short-Term Cash Incentive Awards" above) (these cash incentive awards are generally paid (subject to the executive's continued employment) to the executive in quarterly installments during the year following the year in which they were earned (for instance, 2009 amounts were paid in 2010)), and (b) the cash portion of the LTI Awards that were based on performance for the three-year periods ended December 31, 2008, December 31, 2009, and December 31, 2010, respectively, that became payable and vested on December 15, 2009 or December 15, 2010 or will become payable and vested on December 5, 2011, respectively (subject to the NEOs' continued employment) (see "Compensation Discussion and Analysis section on Compensation Components―Long-Term Incentive Awards" above).  The table below sets forth the amounts of each award based on performance for the years ended December 31, 2008, 2009 and 2010, respectively, if any, and paid/vested on or before December 15, 2009, December 15, 2010 and December 5, 2011, respectively.

	Schroeder	Ewing	Sendelweck	Rust
To be Paid/Vested on or before 12/5/2011
Short-Term Cash ($)	191,800	109,896	98,496	67,239
Long-Term Cash ($)	100,740	54,500	54,500	33,340
Long-Term Stock ($) (a)	100,860	54,940	54,940	33,620
To be Paid/Vested on or before 12/15/2010
Short-Term Cash ($)	108,625	55,722	53,280	36,900
Long-Term Cash ($)	78,565	42,177	42,177	25,637
Long-Term Stock ($) (b)	78,185	42,183	42,183	25,663
To be Paid/Vested on or before 12/15/2009
Short-Term Cash ($)	161,250	81,620	93,100	54,863
Long-Term Cash ($)	90,390	50,717	50,717	29,892
Long-Term Stock ($) (c)	90,860	50,783	50,783	29,921

(a) These amounts reflect the value of the stock-based LTI Awards as of March 15, 2011, the date on which such awards were formally granted.

(b)  These amounts reflect the value of stock-based LTI Awards as of December 15, 2010, the date of actual vesting/payment.

(c)  These amounts reflect the value of stock-based LTI Awards as of December 15, 2009, the date of actual vesting/payment.

(4) With respect to Mr. Schroeder, the amounts specified in Column (h) are attributable to the above-market portion of earnings credits under our Deferred Director Compensation Plan of $10,536 for 2008, $12,942 for 2009 and $13,216 for 2010.  With respect to Mr. Rust, the amounts specified in Column (h) reflect (i) the increase in the present value of his accrued benefit under an Executive Supplemental Retirement Income Agreement of $3,575 for 2008, $3,838 for 2009, and $5,171 for 2010 and (ii) the increase in the present value of his frozen accrued benefit under the Employees' Pension Plan of German American Bancorp of $2,873 for 2008, $2,638 for 2009, and $4,240 for 2010.

(5) The amounts specified in Column (i) include the following:

Name		Perquisites & Other Personal Benefits (a) ($)	Relocation Expense Reim-bursement ($)	Payments/ Accruals on Termination Plans ($)	Company Contributions to Defined Contribution Plans ($)	Cash Dividends on Restricted Stock ($)	Life Insurance Premiums (b) ($)
Mark A. Schroeder	2010	59,508	―	―	23,247	1,995	722
	2009	61,184	―	―	27,742	3,476	722
	2008	40,914	―	―	13,375	487	386
Clay W. Ewing	2010	18,772	―	―	14,046	1,071	717
	2009	22,120	―	―	17,038	1,943	368
	2008	12,846	―	―	9,145	238	321
Kenneth L. Sendelweck	2010	20,084	―	―	13,946	1,071	717
	2009	23,733	―	―	16,953	1,943	688
	2008	14,617	―	―	9,120	238	321
Bradley M. Rust	2010	13,238	―	―	10,333	662	125
	2009	14,058	―	―	9,800	1,009	116
	2008	9,959	―	―	6,533	144	96

(a)           Amounts include (i) imputed income from personal use of automobile provided by the Company (for Messrs. Schroeder, Sendelweck, and Ewing), (ii) country club dues paid by the Company (for Messrs. Schroeder, Sendelweck, and Ewing), (iii) a 5% discount off the market price of Company stock purchased by the NEOs under the Company's Employee Stock Purchase Plan, (iv) a cash "retirement allowance" (intended to help salaried employees defray the cost of saving for retirement following the elimination in 2004 of a Company-funded retirement contribution to the 401(k) plan) for each year (and which, for 2010, was provided in the following amounts:  $27,689 (Schroeder), $16,712 (Ewing), $16,646 (Sendelweck), and $12,426 (Rust), and for 2009, was provided in the following amounts:  $32,861 (Schroeder), $20,191 (Ewing); $20,090 (Sendelweck), and $13,888 (Rust) and for 2008, was provided in the following amounts:  $15,900 (Schroeder), $10,875 (Ewing); $10,846 (Sendelweck), and $7,770 (Rust)), included in the NEO’s paychecks throughout the year, and a "longevity payment," paid in November, and (v) with respect to Mr. Schroeder, $21,000 of director fees in 2008 (which includes a $16,000 cash payment plus $500 for each meeting of the Board actually attended by the CEO during 2008), $24,000 in 2009 (which includes a $20,000 cash payment plus $500 for each meeting of the Board actually attended by the CEO during 2009) and $27,000 in 2010 (which includes a $20,000 cash payment plus $500 for each meeting of the Board actually attended by the CEO during 2010).

(b)           The listed NEOs receive group term life insurance coverage equal to one-times base salary.  The amounts in this column reflect the imputed income on the premiums for the executive officers' coverage.

Grants of Plan-Based Awards

As noted above under the Compensation Discussion and Analysis section on “Compensation Components,” our Board at a special meeting held on March 1, 2010 adopted "balanced scorecards" that substantially established, for each of our current Named Executive Officers, the Board's targeted performances during the one- and three-year periods ending December 31, 2010, by which they would be considered for short-term and long-term incentive grants at the conclusion of 2010.  On February 28, 2011, and based on the extent to which the Board deemed the performance criteria to be satisfied, the Board authorized the payment of short-term incentive awards (payable quarterly in 2011 in cash) to the Named Executive Officers for 2010 performance, and LTI Awards for performance for the three-year performance period ending December 31, 2010.

The following table provides additional information regarding grants of plan-based awards for the three-year service period ending December 31, 2010 (based on the threshold, target and maximum award levels as they existed as of December 31, 2010 under the balanced scorecards) to the current Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date*	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Mark A. Schroeder	3/1/2010	104,551	209,563	419,586	1,925	3,825	7,625	―	―	―
Clay W. Ewing	3/1/2010	56,664	113,789	227,578	1,050	2,075	4,150	―	―	―
Kenneth L. Sendelweck	3/1/2010	56,664	113,789	227,578	1,050	2,075	4,150	―	―	―
Bradley M. Rust	3/1/2010	34,530	69,521	139,502	650	1,275	2,525	―	―	―

*As explained above, the grants of short-term awards and long-term awards with respect to 2010 performance were made in March 2011, but such 2010 grants were awarded with reference to performance goals that were substantially established at a special meeting of the Board held on March 1, 2010.  Solely for purposes of this presentation, the "grant date" is considered to be the date of the substantial establishment of the balanced scorecard performance goals at the March 1, 2010, meeting of the Board.

(1) These columns reflect the estimated threshold, target and maximum levels of the potential grants under the short-term incentive plan and the estimated cash portion of the long-term incentive plan (under the balanced scorecard performance goals that were substantially established by Board action on March 1, 2010).  The actual amounts of the awards (as fixed by action of the Board on February 28, 2011) have been reported in the Summary Compensation Table, above, and details of these actual amounts are set forth in the table included in footnote 3 to the Summary Compensation Table.

(2) These columns reflect the estimated threshold, target and maximum levels of restricted shares that could have been awarded under the long-term incentive plan (under the balanced scorecard performance goals that were substantially established by Board action on March 1, 2010).  The estimated number of restricted shares was determined by taking one-half the projected long-term incentive award and dividing this amount by the market price of the Company’s common shares at the end of the Fiscal Year (based on the NASDAQ Official Closing Price of $18.415 for the Company's common shares on December 31, 2010 then rounding up to the nearest 25-share block).

Option Exercises and Stock Vested

The following table provides information regarding stock options exercised and stock grants becoming vested in 2010 with respect to the Named Executive Officers.  The stock grants consist of the restricted stock portion of the LTI Awards granted in March 2010, based on performance for the three-year period ending December 31, 2009.  Restrictions on these shares lapsed on the vesting date of December 15, 2010.

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Mark A. Schroeder	―	―	4,750	84,693
Clay W. Ewing	―	―	2,550	45,467
Kenneth L. Sendelweck	―	―	2,550	45,467
Bradley M. Rust	―	―	1,575	28,082

Outstanding Equity Awards at Fiscal Year-End

The following table includes information regarding the outstanding equity awards of Mr. Schroeder at December 31, 2010.  None of our other Named Executive Officers had outstanding equity awards at December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mark A. Schroeder	1,050.00	―	―	18.19	06/01/2013	―	―	―	―
	1,000.00	―	―	16.26	06/01/2014	―	―	―	―
	1,000.00	―	―	13.14	06/01/2015	―	―	―	―
	1,000.00	―	―	13.25	06/01/2016	―	―	―	―

Nonqualified Deferred Compensation

As noted under Compensation Discussion and Analysis above under the section entitled "Retirement/Deferred Compensation Benefits," each of the Named Executive Officers participated in the Nonqualified Savings Plan in 2010.  In addition, the Chief Financial Officer was the only participant in an Executive Supplement Retirement Income Agreement that provides for a supplemental retirement benefit (which, as a defined benefit, is disclosed in the "Pension Benefits" section below).

The following table provides information regarding nonqualified deferred contribution and earnings credits for 2010 with respect to the Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (3)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Mark A. Schroeder (1)	14,704	31,389	18,281	―	166,452
(2)	-0-	-0-	23,250	―	210,696
Clay W. Ewing (4)	―	11,484	1,844	―	14,882
Kenneth L. Sendelweck (4)	―	11,299	1,678	―	15,097
Bradley M. Rust (4)	―	533	―	―	533

(1) Amounts in line (1) relate to the CEO's participation in the Nonqualified Savings Plan.  Earnings reported in line (1), column (d), represent the change in market value of the investments in which Mr. Schroeder directs the investment of his account.

(2) Amounts in line (2) relate to the CEO's participation in the Deferred Director Compensation Plan, which has been frozen since December 31, 1996.  Earnings reported in line (2), column (d) represent earnings under the Plan.

(3) Amounts in column (c) represent the sum of (i) matching contributions received under the Nonqualified Savings Plan in 2010 relating to the 2009 calendar year, and (ii) matching contributions accrued under the Nonqualified Savings Plan in 2010 that will be contributed in 2011.  The amount of matching contributions received in 2010 relating to the 2009 calendar year were as follows: $17,942 (Schroeder), $7,238 (Ewing) and $7,153 (Sendelweck).  The amount of matching contributions accrued in 2010 that will be contributed in 2011 were as follows: $13,447 (Schroeder), $4,246 (Ewing), $4,146 (Sendelweck) and $533 (Rust).

(4)  Earnings reported in column (d) represent the change in market value of the investments in which Messrs. Ewing, Sendelweck and Rust direct the investment of their accounts.

Pension Benefits

As noted under the heading in the Compensation Discussion and Analysis, above, entitled "Retirement/Deferred Compensation Benefits," we sponsor a frozen tax-qualified defined benefit plan known as the "Employees Pension Plan of German American Bancorp."  Of the Named Executive Officers, only the Chief Financial Officer participates in this Plan.

In addition, the Chief Financial Officer was the only participant in the Executive Supplement Retirement Income Agreement that provides for a supplemental retirement benefit in the fixed amount (i.e., the benefit does not further increase based on either the age or the service of the Chief Financial Officer) of $26,340 per year for fifteen years and an additional $10,000 death benefit.  The Chief Financial Officer is 100% vested in the benefit and amounts become payable upon his death, disability, termination of employment or retirement.  Except in cases of death or disability, the benefit will commence on the first day of the month following his 65th birthday.  If he terminates employment prior to age 65 but after age 60, he may elect to commence benefits prior to age 65 but a reduction will be applied equal to 6% per year for each year in which benefits are commenced prior to age 65.  Death benefits, including a $10,000 burial benefit, are payable to the Chief Financial Officer’s beneficiary under the plan.

The following table provides information regarding benefits and distributions under the Employees Pension Plan of German American Bancorp with respect to the Named Executive Officers.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Mark A. Schroeder	―	―	―	―
Clay W. Ewing	―	―	―	―
Kenneth L. Sendelweck	―	―	―	―
Bradley M. Rust	Employees' Pension Plan of German American Bancorp	7	$19,277	None
	Executive Supplement Retirement Income Agreement	18	$39,149	None

Potential Payments on Termination or Change in Control

We are not party to any severance or other employment agreements with Named Executive Officers.  In addition, we have not entered into any change in control agreements with any of the Named Executive Officers.  The only potential termination/change in control benefits are as follows (determined as if the change in control occurred on December 31, 2010):

•
the 1999 LTI Plan provides that upon a change in control, and unless otherwise determined by the Board, all unvested awards become vested and all related restrictions lapse.  All options issued under the 1999 LTI Plan are currently fully vested, and no restricted stock awards are currently outstanding under the 1999 LTI Plan (quantification is not applicable as all options issued under the 1999 LTI Plan are fully vested and there are no restricted stock awards outstanding under the 1999 LTI Plan);

•
the 2009 LTI Plan provides that upon a change in control, and unless otherwise determined by the Board, all unvested awards become vested and all related restrictions lapse.  No options have been issued under the 2009 LTI Plan, and the restricted stock awards currently outstanding were granted under the 2009 LTI Plan (quantification is not applicable as no options have been issued under the 2009 LTI Plan and all restricted stock awards issued under the 2009 LTI Plan on or before December 31, 2010 (the date on which the change in control was deemed to occur for purpose of this presentation) were fully vested as of December 31, 2010);

•
as noted under Compensation Discussion and Analysis above, under the section entitled "Retirement/Deferred Compensation Benefits," each of the four Named Executive Officers were participants in the Nonqualified Savings Plan as of December 31, 2010.  If elected by the participant, he (or his or her beneficiary) will receive a lump sum or installment distribution of his deferrals and matching contributions from the Nonqualified Savings Plan, beginning upon termination of employment, retirement, early retirement or disability.  In the event of a change in control of the Company, any unvested amounts allocated to a participant's account shall become fully vested (the Named Executive Officers have elected to receive their account balances under the Nonqualified Savings Plan (account balances as of December 31, 2010 are disclosed in column (f) of the Nonqualified Deferred Compensation table, above) as follows:  in a single lump sum payment upon the attainment of normal retirement age as defined under the Nonqualified Savings Plan (Messrs. Schroeder, Ewing and Rust) and in systematic withdrawals over a period of five years upon the attainment of early retirement age as defined under the Nonqualified Savings Plan (Sendelweck).  In addition, Messrs. Sendelweck and Rust have elected to receive their benefits in a single lump sum payment upon a change in control of the Company.);

•
as noted under Compensation Discussion and Analysis above, under the section entitled "Retirement/Deferred Compensation Benefits" and the Pension Benefit disclosure above, the Chief Financial Officer’s frozen accrued benefit under the Employees' Pension Plan of German American Bancorp (which is 100% vested) will become payable as a life annuity in the event that he terminates employment (although actual payments will be delayed until he turns age 65 if he terminates employment prior to age 65) (the present value of the accumulated benefit as of December 31, 2010 is disclosed in column (d) of the Pension Benefit table, above); and

•
as noted under the Pension Benefit disclosure above, the Chief Financial Officer’s accrued benefit under the Executive Supplement Retirement Income Agreement will become payable at age 65, unless he terminates after attaining age 60 and elects to commence a reduced early retirement benefit.  Payment of the benefits under this Agreement is conditioned on the Chief Financial Officer not violating a non-competition covenant under the Agreement (the present value of the accumulated benefit as of December 31, 2010 is disclosed in column (d) of the Pension Benefit table, above).

Director Compensation

The Company compensates its directors for their service to the Company and the Company's subsidiaries and banking divisions based on a twelve-month period commencing with each year's annual reorganization meeting of the Board.  The Governance/Nominating Committee made a recommendation with respect to director compensation to the Board and the Board approved such recommendation at its annual reorganization meeting on June 29, 2010.

For services of directors during the current annual period that commenced at the 2010 annual meeting, the Company has compensated its directors, including the CEO, through an annual retainer of $20,000 paid in cash during 2010 in a lump sum (which was earned regardless of the number of meetings held or attended, and regardless of committee membership or attendance)(50% of this lump sum was paid in 2011 to new directors Fine and Ramsey when they joined the board of directors in January 2011) and is paying additional attendance fees of $500 for each meeting of the Board that they attend during this period and $350 for each committee meeting that they attend during this period (with the exclusion of the CEO who does not receive attendance fees for meetings of committees for which he is an ex officio member).  For services of directors during 2010, the Company also paid a lead director fee of $3,500 and an annual committee chairman fee of $3,500 for each of the following committees: Audit, Compensation/Human Resources and Credit Risk Management.  For services of directors during the period commencing at the 2009 annual meetings and ending at the 2010 annual meeting, the Company compensated its directors, including the CEO, through annual retainers paid in cash in a lump sum during 2009 in the amount of $20,000.  The Company also paid an additional $500 attendance fee for each meeting of the Board that they attended during the entirety of that period.

All of the members of the Board served on the board of directors of at least one of the subsidiaries and/or one of the regional advisory boards during 2010.  Members of the Board who serve as Board representatives of a regional advisory board of directors receive attendance fees of $350 for each meeting actually attended, with the exclusion of the CEO who is not eligible for such attendance fees.  Directors attending concurrent meetings of the Board and the board of directors of German American Bancorp (our bank subsidiary) are eligible to receive a single attendance fee of $500 for each combined meeting actually attended.  Members of the Board who are not employees of the Company attending the sequential meetings of German American Insurance, Inc. and German American Financial Advisors and Trust Company are eligible to receive a single attendance fee of $350 for each combined meeting actually attended.

The table below shows all compensation paid during 2010 to our directors who served during 2010 who were not also our employees (including, in the case of Director Mehne, the above-market portion of earnings credits under our Deferred Director Compensation Plan, which has been frozen since December 31, 1996):

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Non-qualified Deferred Compensation Earnings ($)
Douglas A Bawel	$32,600	--
Christina M. Ernst	$27,700	--
Richard E. Forbes	$31,250	--
U. Butch Klem	$36,100	--
J. David Lett	$27,550	--
Gene C. Mehne	$28,750	$4,809
Thomas W. Seger (joined Board in August, 2010)	$25,100	--
Michael J. Voyles	$30,500	--

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2010 (except for those transactions that are not required to be separately reported under the rules of the SEC for disclosure of related person transactions), we have not participated in any transaction or series of related transactions (and there is no currently proposed transaction as of the date of this Proxy Statement) that involved (or is proposed to involve) an amount greater than $120,000 in which any of our directors, executive officers or members of their immediate families had (or would have) a direct or indirect material interest.

The Company's bank subsidiary has (and expects to continue to have in the future) loan transactions in the ordinary course of business with directors and officers of the Company and their associates and members of their immediate families.  These loans have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectibility or present other unfavorable features, and none of them are disclosable by us as nonaccrual, past due, restructured or potential problems (as those terms are defined by an SEC industry guide applicable to disclosures by bank holding companies).

As required by the listing standards of NASDAQ, the Audit Committee of our Board has the authority and responsibility for reviewing and approving all related party transactions of a type and size that would be required to be reported to shareholders and the SEC under the rules of the SEC for disclosure of related person transactions.  Accordingly, transactions in which we participate (or are proposed to participate) that are covered by this review and approval requirement include but are not limited to most types of financial transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships, in which any of our directors, executive officers or members of their immediate families have a direct or indirect material interest (as determined in accordance with the SEC rules) and involve an amount in excess of $120,000.  Certain types of transactions are not reportable in our annual meeting proxy statements under the SEC related person transaction disclosure rules, however, and therefore do not require Audit Committee review, including:

•
loan transactions of our Company's bank subsidiary in which our directors, executive officers or members of their immediate families may have a direct or indirect material interest, if such loans satisfy the standards (described by the preceding paragraph) for non-disclosure under the SEC rules;

•
payments of dividends or interest made by us to our directors and our Named Executive Officers solely as a result of their ownership of our publicly-held securities (common shares and debentures) and indebtedness owed by us to such persons that is evidenced by our publicly-issued debentures;

•	compensation paid by us to our directors and to our "Named Executive Officers" that is disclosable as compensation in our annual meeting proxy statements and is in fact disclosed as such; and

•
compensation paid to any executive officer (other than a Named Executive Officer) if he or she is not an immediate family member of another executive officer or director, such compensation would have been reportable as compensation in this proxy statement if he or she were a Named Executive Officer for the year in question, and the compensation has been approved by our Compensation/Human Resources Committee.

Neither our Board nor its Audit Committee has adopted any written statement of policies and procedures to be applied in reviewing any such related person transactions, other than the provision in the Audit Committee charter described above that defines the types of transactions requiring review and approval.  The Audit Committee, however, in reviewing and approving any such related person transaction, would be bound to abide by the standards of loyalty and care established by the Indiana Business Corporation Law for directors of corporations (like the Company) that are incorporated under Indiana law.  These standards require that the directors on the Audit Committee, based on the facts then known to them, discharge their duties as members of the Audit Committee in good faith; with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and in a manner that they reasonably believe to be in the best interests of the Company.

PROPOSAL 2

AMENDMENT OF THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES FROM 20 MILLION TO 30 MILLION

Overview

Our Board has unanimously approved, subject to shareholder approval, an amendment to our articles of incorporation that would increase the number of common shares that the Company is legally authorized to issue from 20,000,000 to 30,000,000.

Generally, under Indiana law, the Company may, if and when deemed by our Board to be in its corporate best interests, issue shares (or commitments to issue shares) in amounts that do not exceed (when added to the number of common shares that are already issued and outstanding or reserved for issuance) the number of authorized shares. Our Board may exercise this share-issuance authority (subject to possible limitations for certain types of issuances that may be imposed by federal law or by contractual restrictions such as the rules of NASDAQ that apply to the Company as a NASDAQ-listed issuer) without first seeking or obtaining approval by the Company’s shareholders of the particular share issuance or issuances or the transaction(s) to which the issuance(s) relate.

Effective January 1, 2011, the Company issued approximately 1,449,000 common shares to the former shareholders of American Community Bancorp, Inc., a bank holding company that the Company acquired pursuant to a merger transaction that was completed as of that date.  Including those newly-issued shares, the Company at March 1, 2011, had issued a total of 12,556,378 common shares that were then outstanding. In addition, the Company had reserved at March 1, 2011, an aggregate of 611,548 common shares for the purpose of issuance pursuant to outstanding and future grants of options, restricted stock, and other equity awards to officers, directors and other employees of the Company. Therefore, as of March 1, 2011, the Company had already issued, or reserved for issuance, an aggregate of 13,167,926 of its presently authorized 20 million common shares, leaving only 6,832,074 of its authorized common shares available for issuance for other purposes at such date.

For the reasons described below, our Board has determined that it is advisable and in the best interests of the Company to amend the Company’s articles of incorporation to increase the number of authorized common shares from 20 million to 30 million.

Proposed Amendment to Our Articles of Incorporation

Our Board has proposed to the shareholders that Article V of the Company’s articles of incorporation (as most recently amended and restated by the “Restatement of the Articles of Incorporation of German American Bancorp, Inc. (as adopted on April 27, 2006)”) be amended and restated to read in its entirety as follows:

ARTICLE V

SHARES

The total number of shares of capital stock the Corporation has authority to issue shall be 30,500,000 shares consisting of 30,000,000 common shares (the "Common Shares") and 500,000 preferred shares (the "Preferred Shares").  The Corporation's shares shall have no par value.  Solely for the purpose of any statute or regulation imposing any tax or fee based upon the capitalization of the Corporation, however, all of the shares shall be deemed to have a stated value of $1.00 per share.

The text of Article V as it currently appears in the Company’s articles of incorporation is exactly the same as the above proposed text, except that the numbers “30,500,000” and “30,000,000” in the above proposed text appear as “20,500,000” and “20,000,000,” respectively, in the current text.

If the amendment is approved by the shareholders, it will become effective upon the filing of an amendment to our Articles of Incorporation with the Secretary of State of the State of Indiana, which we expect to occur promptly following shareholder approval of the proposal. If the proposal is not approved by our shareholders, no amendment with respect to an increase in the number of authorized common shares will be filed with the Secretary of State of the State of Indiana and the proposal will be abandoned.

Purpose of the Proposed Amendment

The Company does not have any immediate plans, proposals, understandings, agreements or commitments to issue additional common shares for any purpose, other than under its compensatory benefit plans in accordance with its outstanding commitments and past grant practices. Our Board believes, however, that the proposed increase in the number of authorized common shares is advisable and in the best interests of the Company because of the additional corporate flexibility that the additional authorized shares would create, such as in connection with:

•
capital-raising transactions, in the event that our Board determines that raising capital at any point in time would be optimal or desirable from a capital planning perspective in light of factors such as market conditions and regulatory requirements or guidance; and/or

•
potential acquisitions by the Company of other banks or financial services companies (or potential purchases of loan portfolios or of other financial services assets or acquisitions of deposits or other funding sources), including pursuant to FDIC-assisted acquisitions of troubled institutions, joint ventures or strategic alliances, in the event that our Board determines that such acquisitions or purchases would be in the Company’s best interests at that time.

Approval of this proposal would increase the Company’s flexibility to respond promptly to, and take advantage of, market conditions, acquisition proposals, and other opportunities that our Board may find attractive  without incurring the delay and expense associated with calling a special shareholders' meeting to approve any necessary related stock issuance. Our Board believes it is in the best interests of the Company that our Board be granted this additional flexibility through the proposed 10 million share increase in the number of the Company’s authorized common shares.

Effect of the Proposed Amendment

The additional common shares for which we are seeking authorization would be a part of the existing class of our capital stock designated by our articles of incorporation as our common shares, no par value.   These additional common shares would have the same rights and privileges as the common shares that are currently outstanding. Common shareholders do not have any preemptive or other rights under Indiana law or the terms of the Company’s articles of incorporation to subscribe for any common shares that may in the future be issued by the Company.

Approval of the proposed amendment will not cause any change or dilution to the voting or economic interests of the Company’s existing common shareholders, unless and until such time as any additional common shares in excess of the 20 million common shares that are currently authorized for issuance are actually issued (or committed to be issued). The degree of any dilution in voting or economic interests that would occur following the issuance of additional common shares would depend upon the number of common shares that are actually issued in the future and the terms of such issuance (including the amount of cash or the value of other consideration received by the Company in connection with such issuance), which number and terms cannot be determined at this time. Issuance of a large number of additional common shares could significantly dilute the voting power of our existing shareholders.

The issuance of additional common shares could be deemed under certain circumstances to have an anti-takeover effect if, for example, the shares were issued by our Board for the purpose or with the effect of diluting the equity ownership and corresponding voting power of a shareholder or group of shareholders who may oppose the policies or strategic plan of our Board. Accordingly, the proposed increase in authorized shares could enable our Board to render more difficult or discourage an attempt by another person or entity to obtain control of the Company.  Our Board, however, does not have any plans or intentions to use additional common shares as an anti-takeover device.

Potential Impact if Proposed Amendment Is Not Adopted

        If the proposed amendment is not adopted by our shareholders, the Company will continue to have 20 million authorized common shares, of which, as of March 1, 2011, only 6,832,074 remained unissued and unreserved for other purposes.   As a result, if one or more capital-raising and/or acquisitive opportunities of the types described above should arise in the future that require that the Company immediately commit to issue a number of new common shares in excess of the number of shares that are then unissued and unreserved for other purposes, the Company might be required to forego considering such opportunities, depending upon the timeline for such opportunities, the conditions imposed by third parties for participation in such opportunities, and other factors that cannot be predicted at this time.

Required Shareholder Vote for Approval of the Proposal

The affirmative vote of a majority of the votes cast by holders of common shares who are present in person or by proxy at a meeting at which a quorum is present is required to approve the proposed amendment of the Company’s articles of incorporation pursuant to Proposal 2.

Our Board recommends that you vote FOR approval of the amendment of the Articles of Incorporation to increase the number of authorized common shares (Proposal 2 on the proxy card).

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.

The Company has designed its executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase shareholder value. We believe that our compensation policies and procedures are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. See “Compensation of Executive Officers – Compensation Discussion and Analysis” above.

The Securities and Exchange Commission has adopted (pursuant to recent federal legislation) requirements commonly referred to as the “Say on Pay” rules.  As required by those rules, the Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our pay program for the four executive officers who are named in the compensation tables included in this proxy statement (our “Named Executive Officers”) by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, our Board intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding our compensation program.

“RESOLVED, that the shareholders approve the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative executive compensation disclosures contained in the proxy statement.”

Required Vote of Shareholders

The affirmative vote of a majority of the votes cast by holders of common shares who are present in person or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to endorse the compensation of the Company’s Named Executive Officers pursuant to Proposal 3.

Our Board recommends that you vote FOR approval of the resolution approving the compensation of the named executive officers (Proposal 3 on the proxy card).

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION

As required by the new Say on Pay rules, the Company is presenting this proposal, which gives you as a shareholder the opportunity to inform the Company as to how often you wish the Company to include a “say-on-pay” proposal, similar to this year’s Proposal 3, in our future proxy statements (a “say-on-frequency” vote). While this say-on-frequency vote is advisory in nature and therefore will not bind us to adopt any particular frequency, our Board intends to carefully consider the shareholder vote resulting from the proposal in determining how frequently we will hold “say-on-pay” votes.

Shareholders have the choice to vote for one of the following choices, as indicated on the proxy card: to hold the advisory vote on executive compensation every third year (“3 Yrs” on the proxy card), every other year (“2 Yrs” on the proxy card), or every year (“1 Yr” on the proxy card), or to abstain from voting.

Please mark your proxy card to indicate your preference on this Proposal or your abstention if you wish to abstain. If you fail to indicate your preference or abstention, your shares will be treated as though you chose to abstain on this proposal.

Our Board values constructive dialogue on executive compensation and other important governance topics with our shareholders. Our Board believes an advisory vote every three years will provide an effective way to obtain information on shareholder sentiment about our executive compensation program by allowing adequate time for the Company to respond to shareholders’ feedback and engage with shareholders to understand and respond to the vote results. Our Board therefore recommends that shareholders vote FOR the “every third year” alternative (the box for “3 Yrs” on the proxy card).

Required Vote of Shareholders

Shareholders are not voting to approve or disapprove the recommendation of our Board with respect to this issue; rather, they are casting votes (on a non-binding advisory basis) for which of the three alternatives they prefer. A plurality of the votes cast on this Proposal will determine the frequency selected by the shareholders.

Our Board recommends that you vote FOR the “every third year” alternative as to frequency of future advisory votes on executive compensation (the “3 Yrs.” box in Proposal 4 on the proxy card).

PROPOSAL 5

ADVISORY VOTE ON THE APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee of our Board has selected the firm of Crowe Horwath LLP ("Crowe Horwath"), an independent registered public accounting firm, to be the Company’s auditors for the fiscal year ending December 31, 2011, and our Board is asking shareholders (on a non-binding advisory basis) to approve that appointment. We are not required to have the shareholders approve the selection of Crowe Horwath as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the shareholders do not approve the selection, the Audit Committee will reconsider the retention of Crowe Horwath, but ultimately may decide to retain Crowe Horwath as the Company's independent auditor. Even if the selection is approved, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

Before selecting Crowe Horwath, the Audit Committee carefully considered that firm's qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, including the firm's efficiency, integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Crowe Horwath in all of these respects. The Company has been advised by Crowe Horwath that neither it nor any of its associates has any direct or material indirect financial interest in the Company.

Crowe Horwath served as independent registered public accounting firm for the Company with respect to the audits of the Company's consolidated financial statements and internal control over financial reporting for 2010 and has been engaged by the Company's Audit Committee to serve as independent registered public accounting firm for the Company with respect to the audits of the Company's consolidated financial statements and internal control over financial reporting for 2011.  Representatives of Crowe Horwath will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Our Board recommends that shareholders vote "FOR" approval of the appointment of Crowe Horwath as the Company's independent registered public accounting firm for fiscal 2011.

Required Vote of Shareholders

The affirmative vote of a majority of the votes cast by holders of common shares who are present in person or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to approve the appointment of Crowe Horwath.

Our Board recommends that you vote FOR the proposal to approve Crowe Horwath as the Company’s registered independent public accounting firm (Proposal 5 on the proxy card).

SECTION 16(A):  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who beneficially own more than ten percent of the Company's Common Shares to file with the Securities and Exchange Commission reports showing ownership of and changes in ownership of the Company's Common Shares and other equity securities.  On the basis of information submitted by the Company's directors and executive officers, the Company believes that its directors and executive officers timely filed all required Section 16(a) filings for fiscal 2010 and (except as disclosed in prior years' proxy statements) for prior years, except for the inadvertent failure of Mr. Klem to have timely reported one purchase under our direct share purchase plan, and the inadvertent failures of Messrs. Schroeder, Ewing, Sendelweck and Rust to have timely reported their acquisitions of restricted stock of the Company pursuant to the grants made to them during 2010 under the Company’s Executive Management Incentive Plan.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

A shareholder desiring to submit a proposal for inclusion in the Company's proxy statement for the annual meeting of shareholders to be held in the year 2012 must deliver the proposal so that it is received by the Company no later than December 15, 2011.  Proposals should be mailed to the Chairman of the Governance/Nominating Committee of the Board of Directors, in care of the Corporate Secretary, at German American Bancorp, Inc., 711 Main Street, Box 810, Jasper, Indiana 47547-0810, by certified mail, return-receipt requested.

German American Bancorp, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE__________ SACKPACK________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 19, 2011.

Vote by Internet

- Log on to the Internet and go to **www.envisionreports.com/GABC**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 3 and 5 and 3 Years for Proposal 4.

1. Election of Directors. Each to hold office until the annual meeting of shareholders in 2014:

	For	Withhold
01 - Christina M. Ernst	☐	☐
02 - Gene C. Mehne	☐	☐
03 - Mark A. Schroeder	☐	☐

	For	Against	Abstain
2. Consider approving an amendment of the Company's Articles of Incorporation to increase the number of authorized common shares from 20 million to 30 million.	☐	☐	☐
3. Consider approval on an advisory basis of the compensation of the Company's named executive officers.	☐	☐	☐
5. Consider approval on an advisory basis of the appointment of Crowe Horwath LLP as the Company's independent registered public accounting firm for the year ending December 31, 2011.	☐	☐	☐

	3 Yrs	2 Yrs	1 Yr	Abstain
4. Advise on the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

German American Bancorp, Inc.

Proxy — German American Bancorp, Inc.

This Proxy is Solicited by Board of Directors for Annual Meeting of Shareholders — May 19, 2011

The undersigned hereby appoints J. David Lett and Thomas W. Seger, and each of them, as the undersigned's Proxies, with power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of German American Bancorp, Inc. to be held on May 19, 2011 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as specified. If no such specifications are indicated, the Proxies will have authority to vote FOR all nominees listed, FOR Proposal 2, 3 and 5 and FOR 3 years for Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

German American Bancorp, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 3 and 5 and 3 Years for Proposal 4.

+

1. Election of Directors. Each to hold office until the annual meeting of shareholders in 2014:

Nominee	For	Withhold
01 - Christina M. Ernst	☐	☐
02 - Gene C. Mehne	☐	☐
03 - Mark A. Schroeder	☐	☐

Proposal	For	Against	Abstain
2. Consider approving an amendment of the Company's Articles of Incorporation to increase the number of authorized common shares from 20 million to 30 million.	☐	☐	☐
3. Consider approval on an advisory basis of the compensation of the Company's named executive officers.	☐	☐	☐
5. Consider approval on an advisory basis of the appointment of Crowe Horwath LLP as the Company's independent registered public accounting firm for the year ending December 31, 2011.	☐	☐	☐

Proposal	3 Yrs	2 Yrs	1 Yr	Abstain
4. Advise on the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X 1 1 2 7 3 3 2 +

01ANKC

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

German American Bancorp, Inc.

Proxy — German American Bancorp, Inc.

This Proxy is Solicited by Board of Directors for Annual Meeting of Shareholders — May 19, 2011

The undersigned hereby appoints J. David Lett and Thomas W. Seger, and each of them, as the undersigned's Proxies, with power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of German American Bancorp, Inc. to be held on May 19, 2011 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as specified. If no such specifications are indicated, the Proxies will have authority to vote FOR all nominees listed, FOR Proposal 2, 3 and 5 and FOR 3 years for Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)